Exhibit (c)(5)
 CONFIDENTIAL  DRAFT  Project Green Discussion Materials  August 27, 2024

 CONFIDENTIAL  Disclaimer and Confidentiality Statement  2  Lincoln International LLC (“Lincoln”, “us”, or “we”) has been retained by the special committee (the “Committee”) of the board of directors (the “Board”) of NeueHealth, Inc. (collectively with its subsidiaries and affiliates, the “Company”) to act as its financial advisor in connection with a possible Transaction (as defined herein) involving the purchase by investment funds affiliated with New Enterprise Associates, Inc. (collectively, “NEA”) of the common stock of the Company (the “Common Stock”) not currently held by NEA for cash consideration of $7.18 per share (the “Transaction”).  These discussion materials (the “Materials”) were provided to, and solely for the information of, the Committee by Lincoln in connection with its consideration of a Transaction. The Materials are incomplete without reference to and should be considered in conjunction with any supplemental information provided by and discussions held with Lincoln in connection therewith.  Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere. The Materials are for discussion purposes only.  Lincoln expressly disclaims any and all liability which may be based on these Materials and any errors therein or omissions therefrom.  The Materials were prepared for specific persons familiar with the business and affairs of the Company and the Committee for use in a specific context and were not prepared with a view toward public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, Company, or Lincoln takes any responsibility for the use of the Materials by persons other than the Committee. The Materials are being provided on a confidential basis solely for the information of the Committee, other than as described in the engagement letter between Lincoln and the Company, dated July 31, 2024, and may not be disclosed, summarized, reproduced, disseminated, quoted, or otherwise referred to, in whole or in part, without Lincoln’s express prior written consent.  The Materials are necessarily based on financial, economic, market, and other conditions as in effect on, and the information available to Lincoln as of, the date of the Materials. Although subsequent developments may affect the contents of the Materials, Lincoln has not undertaken, and is under no obligation, to update, revise, or reaffirm the Materials. The Materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required to do so. The Materials do not address the underlying business decision of the Committee, the Company or any other party to approve, make any elections with respect to, proceed with or effect the Transaction. The Materials do not constitute an opinion, nor do the Materials or any opinion rendered by Lincoln constitute a recommendation to the Committee, the Company, any security holder of the Company, or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise..  The Materials may not reflect information known to other professionals in other business areas of Lincoln and its affiliates.  The preparation of the Materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Lincoln did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the Materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The Materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market, financial conditions, and other matters, many of which are beyond the control of the participants in the Transaction.  Any estimates of value contained in the Materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable.  Any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses, or securities may actually be sold.

 CONFIDENTIAL  Disclaimer and Confidentiality Statement (cont’d)  2  The Materials do not constitute a fairness opinion, solvency opinion, valuation opinion, credit rating, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. The Materials do not address any other terms, aspects, or implications of the Transaction, or any agreements, arrangements, or understandings entered into in connection with the Transaction or otherwise. Furthermore, the Materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the Materials, Lincoln has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of the Company or any other party. No company utilized in our selected public companies analysis is directly comparable to the Company.  Except as otherwise noted in the Materials, all budgets, projections, estimates, financial analyses, reports, and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the Materials have been prepared by the Company or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the Company (“Management”) and/or which Management has reviewed and found reasonable. Any budgets, projections and estimates contained in the Materials may or may not be achieved and differences between projected results and those actually achieved may be material. Lincoln has relied upon representations made by the Company that any budgets, projections or estimates contained herein have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Management (or, with respect to information obtained from public sources, represent reasonable estimates), and Lincoln expresses no opinion with respect to such budgets, projections, or estimates or the assumptions on which they are based.  Lincoln has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Lincoln has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent information, financial or otherwise, provided to, discussed with or reviewed by Lincoln that would be material to its analyses, and that the final forms of any draft documents reviewed by Lincoln will not differ in any material respect from such draft documents.  The Materials do not constitute a commitment by Lincoln or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services.  Lincoln provides mergers and acquisitions, restructuring, and other advisory services to clients, which may in the future include, one or more interested parties to the Transaction (each an “Interested Party”), for which services Lincoln may receive compensation. As of the date hereof, Lincoln has not provided and is not currently providing any other services to the Company or NEA. Although Lincoln may in the future acquire, information about one or more Interested Party or the Transaction, or that otherwise may be of interest to the Company or the Committee, Lincoln shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Lincoln is in possession of such information, to the Company or the Committee or to use such information on the Company’s or the Committee’s behalf.  Lincoln and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company, for which we and our affiliates would expect to receive compensation. In the prior two years, Lincoln has not received any fees from the Company or NEA.  THESE MATERIALS ARE NOT INTENDED TO REPRESENT NOR DO THEY REPRESENT AN OPINION BY LINCOLN.

 CONFIDENTIAL  36%  27%  29%  41%  46%  50%  34%  17%  23%  32%  42%  43%  25%  35%  35%  35%  37%  34%  0%  10%  20%  30%  40%  50%  Offer Price % Premium to Spot Price  Offer Price % Premium to 10-Day VWAP (1)  Offer Price % Premium to 30-Day VWAP (2)  Premiums from Offer Price  Source: S&P Capital IQ  Calculated based on 10 most recent trading days prior to and including reference date  Calculated based on 30 most recent trading days prior to and including reference date  $5.29 $5.36 $5.74  $5.66 $6.15 $5.33  $5.56 $5.82 $5.33  $5.10 $5.42 $5.34  Initial NEA Offer Price June 24  Counter August 5  NEA Counter August 12  Counter August 15  $5.03 $5.17 $5.34  NEA Counter August 22  Offer Price: $7.18  Offer Price: $7.33  Current August 26  2  $4.90 $5.12 $5.47

CONFIDENTIAL

Premiums Paid Analysis

	Offer Price Premium to			
	1-Day Price (1)	7-Day Price (2)	10-Day VWAP (3)	30-Day VWAP (4)
All Deals (n = 259)				
25th Percentile	14%	15%	16%	18%
Median	30%	30%	32%	34%
75th Percentile	51%	54%	53%	57%
Healthcare Deals (5) (n = 19)				
25th Percentile	20%	23%	25%	27%
Median	29%	32%	30%	32%
75th Percentile	46%	45%	43%	45%
Affiliate Deals (n = 16)				
25th Percentile	12%	10%	12%	13%
Median	32%	29%	30%	28%
75th Percentile	45%	47%	51%	52%

as of:	Offer Price Aug 26, 2024	Closing Price Aug 26, 2024	Closing Price Aug 19, 2024	10-Day VWAP (6) Aug 26, 2024	30-Day VWAP (7) Aug 26, 2024
NeueHealth, Inc.	$7.33	$4.90	$5.09	$5.12	$5.47
Offer Price % Premium		*50%*	*44%*	*43%*	*34%*

Source: S&P Capital IQ
Note: Excludes transactions involving special purpose acquisition corporations
VWAP = Volume Weighted Average Price. Calculated as the sum product of Daily VWAP and Daily Volume of the number of days considered divided by the cumulative Daily Volume of the days considered using Daily VWAP and Daily Volume as reported by S&P Capital IQ
(1) Closing price of most recent trading day prior to the announcement date
(2) Closing price of most recent trading day seven calendar days prior to the announcement date
(3) Calculated based on 10 most recent trading days prior to the announcement date
(4) Calculated based on 30 most recent trading days prior to the announcement date
(5) Excludes Pharmaceuticals, Biotechnology, and Life Sciences
(6) Calculated based on 10 most recent trading days prior to and including reference date
(7) Calculated based on 30 most recent trading days prior to and including reference date

LINCOLN INTERNATIONAL

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